Exhibit 5.1

January 25, 2024

Gyrodyne, LLC

One Flowerfield, Suite 24
Saint James, New York 11780

Re: Gyrodyne, LLC - Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Gyrodyne, LLC, a New York limited liability company (the “Company”), in connection with the proposed distribution by the Company to its shareholders of nontransferable subscription rights (the “Rights”) to purchase up to 625,000 common shares of limited liability company interests (the “Shares”) of the Company. The Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), originally filed with the Securities and Exchange Commission (the “Commission”) on December 29, 2023 (Registration No. 333-276312) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Limited Liability Company Law of the State of New York (the “LLGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, (i) the Rights have been authorized by all necessary limited liability company action of the Company and, when issued and delivered as contemplated in the Registration Statement, will constitute valid and legally binding obligations of the Company, and (ii) the Shares have been authorized by all necessary limited liability company action of the Company and, when issued by the Company against payment therefor in the circumstances contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement or post-effective amendment to the Registration Statement filed pursuant to Rule 462(b) with respect to the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Farrell Fritz, P.C.